Exhibit 10.9

EMPLOYMENT AGREEMENT

(DAVID J. PECKER)

EMPLOYMENT AGREEMENT (the “Agreement”) dated March 2, 2009 by and between American Media Operations, Inc. (the “Company”) and David J. Pecker (the “Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and conditions set forth in this Agreement; and

WHEREAS, Executive acknowledges that (i) Executive’s employment with the Company will provide Executive with trade secrets of, and confidential information concerning, the “Company Group” (as defined in Section 8(a) below) and (ii) the covenants contained in this Agreement are essential to protect the business and good will of the Company Group;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company for a period commencing on January 30, 2009 (the “Effective Date”) and ending on the second anniversary of the Effective Date (the “Initial Term”) on the terms and subject to the conditions set forth in this Agreement. Notwithstanding the preceding sentence, commencing with the first day after the second anniversary of the Effective Date and on each one year anniversary of such date thereafter (each an “Extension Date”), this Agreement shall be automatically renewed for an additional one-year period (each a “Subsequent Term”), unless the Company or Executive provides the other party hereto 60 days’ prior written notice before the next Extension Date that the Agreement shall not be so renewed. For the avoidance of doubt, the term “Employment Term” shall include the Initial Term and any Subsequent Term that occurs pursuant to the preceding sentence.

2. Position; Duties.

(a) During the Employment Term, Executive shall serve as the Company’s Chairman, President and Chief Executive Officer. In such position, Executive shall report to the Board of Directors of the Company (the “Board”) and the Board of Directors of American Media, Inc. (the “Parent”) (the “Parent Board”) and shall have duties, responsibilities and authority commensurate with his position as Chairman, President and Chief Executive Officer of the Company, subject to reasonable and customary oversight and review by the Board; provided that it is understood that the day-to-day ordinary course operations of the Company will be managed by Executive without requirement for approval of the Board.

(b) Executive also shall be a member of the Board and the Parent Board at all times during which the Executive is serving as the Company’s President and Chief Executive Officer. While Executive remains an employee of the Company, Executive agrees to serve as a member of the Board and the Parent Board at no additional compensation.

(c) During the Employment Term, Executive will devote his full business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would materially conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive from continuing to serve on the board of directors or trustees of any business corporation or any charitable organization on which he currently serves and which is identified on Exhibit A hereto or, subject to the prior approval of the Board (which approval shall not be unreasonably withheld), from accepting appointment to any additional directorships or trusteeships (other than additional charitable or civic directorships which shall not require Board approval), provided in each case, and in the aggregate, that such activities do not materially interfere with the performance of Executive’s duties hereunder or conflict with Section 8.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary (the Base Salary”) at the annual rate of $1,500,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive’s Base Salary shall be reviewed by the Board following the completion of each consecutive 12-month period of the Initial Term and subject to increase, if any, as may be determined from time to time in the sole discretion of the Board (with such increased amount, if any, constituting “Base Salary” for purposes of this Agreement).

4. Bonus Opportunity; Equity Award.

(a) Executive will have the opportunity to earn a bonus in respect of each fiscal year that commences during the Employment Term. Within 90 days following the commencement of the fiscal year beginning April 1, 2009, the Executive Committee of the Board (the “Executive Committee”) shall communicate to Executive the performance criteria upon which Executive’s bonus for a fiscal year shall be contingent (the “Bonus”); provided, however, that such Bonus opportunity shall be determined based upon the level of attainment of performance equal to or in excess of a threshold performance goal. In no event shall the amount of a Bonus exceed 50% of Executive’s Base Salary. Such Bonus, if any, shall be payable in a lump sum as soon after the close of the fiscal year that it reasonably can be calculated, but in no event later than March 15 of the calendar year following the calendar year in which the fiscal year ends.

(b) Executive will be eligible to participate in the Company’s 2010 Omnibus Equity Incentive Plan (the “Plan”) that was adopted by the Board prior to the date hereof, subject to the terms and conditions of the Plan and as set forth for such participation by the Board within a reasonable period following the Effective Date. In no event will Executive’s initial award under the Plan be less than any other Eligible Person (as defined in the Plan) who receives an initial award under the Plan, and Executive shall have the authority to designate Eligible Persons (other than Executive) to receive awards under the Plan, subject in all instances to the prior written approval of the Board.

5. Employee Benefits. During the Employment Term, Executive shall be eligible to participate in the Company’s employee benefit plans (other than any cash bonus, stock bonus or severance plan, policy or program) in accordance with the terms of such Company employee benefit plans as in effect from time to time (collectively “Employee Benefits”) on the same basis as those benefits are generally made available to other senior executives of the Company. Executive shall be provided with six weeks of paid vacation per year.

6. Business Expenses.

(a) Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of his duties hereunder (including, without limitation, those expenses set forth on Schedule I hereto) shall be reimbursed by the Company subject to the timing and documentation requirements set forth in Parent’s Expense Reimbursement and Reporting Policy (the “”Reimbursement Policy”). For the avoidance of any uncertainty, and notwithstanding any contrary implication in this Agreement, upon termination of Executive’s employment, any business expenses reasonably incurred pursuant to this Section 6, but not reimbursed as of the termination of Executive’s employment (including, without limitation, expenses incurred pursuant to Section 6(b) hereof) shall be paid within 60 days following such termination of employment.

(b) Specific Agreements Regarding Expenses. Without limiting the generality of Section 6(a), Executive shall be entitled to (i) reimbursement for business travel expenses (including first class travel), (ii) reimbursement for the cost of cellular and home business telecommunication lines, (iii) use of a leased luxury car, including a driver, (iv) reasonable tax and investment management services up to an annual maximum of $30,000 for such services, and (v) a tax gross-up payment with respect to items in clauses (i) through (iv) above (and the items set forth on Schedule I) to the extent necessary to offset any income taxes incurred by Executive with respect to such items, provided such gross-up is paid in a single sum as soon as reasonably practicable but in no event later than the last day of the calendar year next following the calendar year in which Executive remits the related taxes.

7. Termination. Notwithstanding any other provision of this Agreement, Executive’s entitlement to compensation and benefits following the termination of Executive’s employment with the Company for any reason shall be limited to that set forth in Section 7 as follows:

(a) By the Company For Cause or By Executive Resignation Without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) or by Executive’s resignation without Good Reason (as defined in Section 7(c)); provided that Executive will be required to give the Company at least 30 days advance written notice of a resignation without Good Reason.

(ii) For purposes of this Agreement, “Cause” shall mean (i) Executive’s conviction of, or plea of guilty or nolo contendere to, any felony, (ii) Executive’s willful or gross misconduct in the performance of duties owed to the Company that materially adversely affects the Company and/or the Parent or any of their respective subsidiaries or that

Executive intended would materially adversely affect the Company and/or Parent or any of their respective subsidiaries or that Executive knew or should have known would have such effect, or (iii) Executive’s fraud, embezzlement or any other illegal conduct with respect to the Company and/or the Parent or any of their respective subsidiaries, or (iv) Executive’s willful refusal or willful failure to substantially perform Executive’s essential duties to the Company and or the Parent or any of their respective subsidiaries (other than due to Executive’s illness), or (v) Executive’s material breach of this Agreement; provided that prior to any termination pursuant to clauses (iv) or (v), (A) the Company must provide Executive with written notice specifically identifying the reasons the Company believes clauses (iv) or (v) are applicable and (B) such refusal, failure or breach is not corrected within 30 days of date the Company notifies Executive under subclause (A) immediately above.

(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive (x) the Base Salary through the date of termination, to be paid in accordance with the Company’s usual payment practices, and (y) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company. Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b) Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon his death and if Executive becomes physically or mentally incapacitated and is therefore unable for a period of 180 consecutive days or for an aggregate of 270 days in any 720 consecutive days period to perform the duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive by such physician shall be final and conclusive for all purposes of the Agreement.

(ii) Promptly upon termination of Executive’s employment hereunder for either Disability or death, Executive or his estate (as the case may be) shall be entitled to receive (x) the Base Salary through the date of termination, to be paid in accordance with the Company’s usual payment practices; (y) such Employee Benefits, if any, as to which he may be entitled under the employee benefit plans and arrangements of the Company; (z) any Bonus for the fiscal year preceding Executive’s death or Disability that is based on the achievement of the relevant performance criteria for such period but that is unpaid as of Executive’s death or Disability, and (aa) any earned but unpaid portion of the Bonus for the fiscal year in which such termination of employment occurs (which amount shall be “earned” as determined by the Company based on the achievement of the relevant performance criteria, prorated for the portion of the fiscal year during which Executive was employed by the Company), to be paid in accordance with the time and form of payment described in Section 4.

(c) By the Company Without Cause or Resignation by Executive for Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.

(ii) For purposes of the Agreement, “Good Reason” shall mean any of the following conditions arising without the consent of Executive, which condition is not remedied within 30 days after the Company receives notice of the condition from Executive:

(A) the assignment of any duties materially inconsistent with Executive’s position (including offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement or any other action by the Company which results in a substantial diminution in such position, authority, duties or responsibilities;

(B) any reduction in the Base Salary or, to the extent it constitutes a material breach of this Agreement, any reduction in the Employee Benefits guaranteed pursuant to Section 5;

(C) the Company’s required Executive to be passed at any office or location other than one in South Florida, Fairfield County, Connecticut or the New York metropolitan area;

(D) the removal of Executive from the Board or the Parent Board other than in connection with the termination of Executive’s employment pursuant to any provision of this Agreement; or

(E) any other action or inaction that constitutes a material breach by the Company of this Agreement (which, for the sake of clarity, shall include any failure to pay an amount provided for in Section 6(b) hereof);

provided, however, that notwithstanding anything herein this Agreement to the contrary, “Good Reason” shall not include any reduction for any period of service after the Initial Term in the Base Salary or Employee Benefits for which Executive is eligible that is part of a broader, generally applicable, reduction with respect to the Company’s senior management employees and that is not greater, on a percentage basis, than is being applied generally to the other members of the affected senior management employees;

Executive is required to provide notice to the Company of the existence of the condition giving rise to Good Reason within 90 days of the initial existence of such condition.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive, subject to: (x) Executive’s execution, delivery and non-revocation of an effective waiver and general release of claims (“Release”) against the Parent, the Company, and their respective employees, officers, directors, managers, shareholders, partners, members, assignees, assignors, predecessors, successors, and affiliates related to Executive’s employment (and termination of employment) with the Company, Parent, and any affiliates, assignees, assignors, predecessors and/or successors (which Release shall contain appropriate carve-outs for amounts payable pursuant to this Agreement and any rights Executive many have under any benefits plans of the Parent, Company and its subsidiaries and which execution copy of such Release shall be delivered to Executive no later than five (5) business days following the date on which Executive’s employment terminates) within the fifty-five (55) day period following Executive’s termination of employment with the Company (the effective date of such Release is hereafter referred to as the “Release Date”), provided, that, if the termination of Executive’s employment occurs within 55 days of the end of the calendar year and the release effective date would occur before January 1 of the subsequent calendar year, the “Release Date” shall be deemed to be January 1 of such subsequent calendar year); and (y) continued compliance with the restrictive covenants set forth in Section 8 and 9:

(A) Until the later of (x) twelve (12) months following such termination and (y) the scheduled expiration of the Employment Term (determined without regard to Executive’s termination of employment but excluding any further renewal of this Agreement (I) continued payment of the Base Salary, to be paid in monthly installments, which installments shall commence on the next payroll date that occurs at least five (5) business days following the Release Date, and (II) continued health, life insurance and disability benefits, subject to the terms of the applicable plans and the Reimbursement Policy;

(B) Immediate vesting of all nonvested plan benefits (or a cash payment in lieu thereof), including immediate vesting/exercisability of any stock options and other equity-based compensation of the Company;

(C) Outplacement services for twelve (12) months following termination;

(D) any Bonus for the fiscal year preceding such termination that is based on the achievement of the relevant performance criteria for such period but that is unpaid as of such termination and any earned but unpaid portion of the Bonus for the fiscal year in which such termination of employment occurs (which amount shall be “earned” as determined by the Company based on the achievement of the relevant performance criteria, prorated for the portion of the fiscal year during which Executive was employed by the Company), to be paid in accordance with the time and form of payment described in Section 4;

(E) In the event of Change of Control (as defined below), a golden parachute excise tax gross-up payment (the “Parachute Gross-up”), if applicable (i.e., the payment of an amount, on an after-tax basis, necessary to make Executive whole for any excise taxes incurred by Executive pursuant to Section 1999 of the Internal Revenue Code of 1986, as

amended (the “Code”) in connection with such Change of Control), up to a maximum of $4,800,000, it being agreed that the calculation and payment of the Parachute Gross-up shall be subject to the provisions of Exhibit B hereto. “Change of Control,” for this purpose, shall mean any transaction or series of transactions described in Section 280G(b)(2)(A)(i) of the Code or any successor provision thereto, or the applicable final, temporary or proposed regulations thereunder; and

(F) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans and arrangements of the Company.

(G) For all purposes under Code Section 409A and the related Treasury Regulations and published guidance thereunder, Executive’s entitlement to continued payment of Base Salary following termination pursuant to Section 7(c)(iii)(A) of this Agreement shall (a) only be payable upon a “Separation from Service” (as defined in Treasury Regulation 1.409A-1(h) and the default presumptions thereof) (a “Separation from Service”); and (b) be treated as an entitlement to a series of separate payments. To the extent permitted under Code Section 409A and the related Treasury Regulations and published guidance thereunder any such payments that excluded from the definition of “deferral of compensation” pursuant to Section 1.409A-1(b)(4) of the Treasury Regulations shall not be taken into account in determining the eligibility of the remaining severance payments for exclusion from the definition of “deferral of compensation” pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations;

(H) Notwithstanding and in lieu of the foregoing benefits in subsection (iii)(A) above, if within 12 months following a “change in control event” within the meaning of Treasury Regulations Section 1.409A-1(3)(i)(5), (I) the Company terminates Executive’s employment without Cause (other than by reason of death or Disability) or elects not to renew this Agreement in accordance with Section 1 hereof or (II) Executive terminates his employment for Good Reason (which for this subsection (H) only shall have the meaning as modified immediately below), and such termination constitutes a Separation from Service, Executive shall be entitled to receive, subject to the execution, delivery and non-revocation of a Release in accordance with this clause (iii), twenty-four months’ Base Salary to be paid in monthly installments, which installments shall commence on the next payroll date that occurs at least five (5) business days following the Release Date. Notwithstanding any other provision of this Agreement, “Good Reason,” for purposes of this subsection (H), shall not exist if within such 12 month period following such change in control event Executive is performing or has been offered the opportunity to perform executive duties similar (as reasonably determined by the Company or its successor) to those he performed with respect to the Company’s primary business(es) immediately prior to such change in control event (which opportunity, for the avoidance of doubt, shall exist if Executive continues to be the chief executive of such business maintained after such change in control event as a division of a successor, but which shall not exist, for example, if such business is merged with a successor’s overall business that is within the publishing industry and executive serves in a non-primary-executive capacity with respect to such merged business (e.g., as editor in chief of a particular magazine of an acquiring publishing conglomerate)). It is further agreed, that notwithstanding any other provision of this Agreement, it shall not constitute Good Reason, if in connection with such change in control event or within the 12 month period thereafter, there is a restructuring of Executive’s compensation, benefits and incentive compensation opportunities that, when taken as a whole, does not result in a material diminution of same, and provided further that no such restructuring reduces Executive’s Base Salary (unless Executive otherwise agrees) to a level that is below “market” (as reasonably determined by the Company or its successor) (provided, however, that in no event will such base salary reduction exceed 33.33% of Executive’s Base Salary in effect immediately prior to such change in control event). If there is a restructuring as contemplated in the preceding sentence, and if within either the 12 month period following the change of control event or the 6 month period following such restructuring Executive’s employment is terminated without Cause, for Good Reason, or as a result of a non-renewal of this Agreement by the Company, then for severance purposes, “Base Salary” shall mean the Base Salary in effect immediately prior to such restructuring (for the avoidance of uncertainty, the parties agree that is protection shall last only until the later of the end of such 12 month or 6 month period after which time severance shall be calculated, if at all, on the then Base Salary).

Upon termination of Executive’s employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 7(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Expiration of Term.

(i) Election by Executive Not to Renew Agreement. In the event Executive elects not to renew this Agreement pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to subsections (a), (b) or (c) of this Section 7, Executive’s employment hereunder shall terminated on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive (x) the Base Salary through the date of such termination hereunder, to be paid in accordance with the Company’s usual payment practices, and (y) any earned but unpaid portion of the Bonus for the fiscal year in which such termination of employment occurs (which mount shall be “earned” as determined by the Company based on the achievement of the relevant performance criteria, prorated for the portion of the fiscal year during which Executive was employed by the Company), to be paid in accordance with the time and form of payment described in Section 4, and (z) such Employee Benefits, if any, as to which he may be entitled under the employee benefit plans and arrangement of the Company. Following such termination of Executive’s employment hereunder as a result of Executive’s election not to renew this Agreement, except as set forth in this Section 7(d)(i), Executive shall have not further rights to any compensation or any other benefits under this Agreement.

(ii) Election by Company Not to Renew Agreement. In the event the Company elects not to renew this Agreement pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to subsections (a), (b) or (c) of this Section 7, Executive’s employment hereunder shall terminated on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be deemed, for purposes of this Section 7 only, to have been terminated by the Company without Cause and this entitled to the payments and benefits as provided in subsection 7(c)(iii) above, subject to the conditions set forth therein.

(e) Notice of Termination. Any purported termination of employment by the Company of Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(h) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(f) In the event Executive’s employment is terminated, the Company shall provide Executive with the payments and/or employee benefits set forth above and shall not be required to provide any other payments or employee benefits to Executive upon such termination. Executive acknowledges and agrees that the payments set forth in this Section 7 constitute liquidated damages with respect to the termination of his employment without Cause or for Good Reason.

(g) Notwithstanding anything to the contrary herein, if any class of the Company’s stock shall become publicly traded or if the Company becomes a member of a controlled group of companies whose stock is publicly traded and if Executive is a “specified employee” (as that term is defined in Code Section 409A(a)(2)(B)(i) and Treasury Regulations and published guidance thereunder) at the time of Executive’s Separation from Service as determined by the Company in accordance the Company’s policy adopted (or to be adopted) by it in accordance with the provisions of Sections 416(i) and 409A of the Coded and the related guidance issued thereunder, no payment or benefit (excluding any payment or benefit that is exempt from Code Section 409A pursuant to Section 1.409A-1(b) of the Treasury Regulations) shall be made or provided to Executive prior to six (6) months after his Separation from Service, provided that any such payments or benefits that would otherwise be made or provided during the first six (6) months following Executive’s Separation from Service shall be paid or provided on the first business day of the seventh (7) month following his Separation from Service.

8. Non-Competition; Non-Solicitation. Executive acknowledges and recognizes the highly competitive nature of the business of the Parent, Company and their respective subsidiaries (the “Company Group”) and accordingly agrees as follows:

(a) During the Employment Term and for a period of twelve (12) months following Executive’s termination of employment with the Company Group for any reason, Executive will not directly or indirectly (i) engage in any publishing venture that directly competes with the DSI business of the Company Group or one or more of the properties or magazines of the Company Group, (ii) enter into the employ off, or render any services to, any person engaged in any publishing venture that directly competes with DSI business of the Company Group or one or more of the properties or magazines of the Company Group, (iii) acquire a financial or equity interest, or otherwise become actively involved with any person engaged in any publishing venture that directly competes with the DSI business of the Company Group directly, or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, (iv) interfere with business relationships between the Company Group and customers or suppliers of the Company Group or solicit, induce, or entice any customers or suppliers of the Company Group to do business with any entity that competes with the DSI business of the Company Group or one or more of the properties or magazines of the Company Group; or (v) solicit, induce or entice any employee of the Company Group to leave his or her employment or hire any such employee who has left the employment of the Company Group within twelve (12) months after the date of his her termination of the employment.

For the avoidance of uncertainty, a “publishing venture that directly competes with the DSI business of the Company Group or one or more of the properties or magazines of the Company Group” shall not include any venture with a person or entity with respect to which the Executive performs services that does not directly compete with the DSI business or one or more of the properties or magazines of the Company Group (e.g., nothing herein would be deemed to prevent Executive from performing services related to television for Time Warner, notwithstanding the potentially competitive nature of certain magazines in the Time group of companies).

(b) Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in the business of the Company Group which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

(c) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

9. Confidentiality. Except as required by law, Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing process, financing methods, plans or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant. Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Executive further agrees that he will not retain or use for his account at any time any trade names, trademarks or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

10. Specific Performance Survival. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach (other than any immaterial breach or immaterial threatened breach of Section 9), in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Sections 8, 9, and 10 shall survive the Employment Term and termination of this Agreement.

11. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

(b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and, upon the occurrence of the Effective Date, shall supersede all prior agreements, promises, covenants, arrangements, term sheets, communications, representations, or warranties, whether written or oral, in respect of the subject matter herein, which shall thereupon be terminated without further force or effect. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties thereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company. Any assignment by the Company shall become effective when the Company notifies Executive of such assignment or at such late date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

(f) No Mitigation. Except as otherwise expressly provided in this Agreement, Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise.

(g) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

(h) Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission, and (iii) notices sent by registered mail shall be deemed given two days after the date of deposit in the mail.

If to Executive, to:

David J. Pecker

476 Addison Park Lane

Boca Raton, Florida 33487

with a copy to:

Franklin, Weinrib, Rudell & Vassallo, P.C.

Attn: Daniel M. Wasser, Esq.

488 Madison Avenue

New York, New York 10022

Facsimile: (212) 308-0642

If to the Company, to the Company’s headquarters directed to the attention of the Company’s General Counsel, with a copy directed to the Chairman of the Company’s Compensation Committee.

(i) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to by withheld pursuant to any applicable law or regulation.

(j) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(k) Section 409A. It is intended that all benefits and compensation payable pursuant to this Agreement are exempt from or, alternatively, comply with Code Section 409A (and any legally binding guidance promulgated under Code Section 409A, including, without limitations, Treasury Regulations), and this Agreement will be interpreted, administered and operated accordingly. In the event that any provision of this Agreement is inconsistent with Code Section 409A or such guidance, then the applicable provisions of Code Section 409A shall supersede such inconsistent provision. In accordance with the foregoing, Executive shall not have a legally binding right to any distribution made to Executive in error. Notwithstanding the foregoing, in no event will any of the Company, its affiliates or their respective officers, directors, employees, or agents have any liability for failure of the Agreement to satisfy Code Section 409A and non of the foregoing guarantees that the Agreement complies with Code Section 409A.

(j) Reimbursement of Attorney Fees. The Company shall reimburse Executive, or pay directly, upon submission to the Company of a statement for legal services, the amount payable by Executive to Franklin, Weinrib, Rudell & Vassallo, P.C., Attn: Daniel Wasser, Esq. in connection with the provision of legal services to Executive in connection with the negotiation and preparation of this Agreement and such other legal services in connection with the transaction regarding the Company closing on January 30, 2009; provided, however, that (i) the fees charged by such attorney(s) are computed at the standard hourly rate for such attorney(s), and (ii) such reimbursement or payment shall not exceed, in the aggregate, $25,000.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

American Media Operations, Inc.

/s/ Brad Patelli	/s/ David J. Pecker
By: Brad Patelli	David J. Pecker
Title: Director

SCHEDULE I

(EXPENSES)

The following items shall be reimbursable in accordance with Section 6(a) of the Agreement:

1. Reasonable gifts presented by Executive to clients and Company employees.

2. Dues and membership fees for a country club of Executive’s choosing in the New York metropolitan area or Florida, up to $7,000 per annum in the aggregate (inclusive of taxes).

3. Up to 17 round-trip flights per year for Executive’s spouse between New York and Florida and all other flights for Executive’s spouse if Executive reasonably determines that his spouse’s presence on the trip promotes a business interest of the Company.

S-1

EXHIBIT A

(OTHER ACTIVITIES)

DEA Foundation

Madison Square Boys and Girls Club

Pace University

A-1

EXHIBIT B

(PARACHUTE GROSS-UP)

In the event the provisions of Section 7(c)(iii)(E) of the Agreement to which this Exhibit B is a part shall become applicable, then the following provisions shall apply:

(a) If it shall be determined that any amount, right or benefit paid, distributed or treated as paid or distributed by the Company or any of its affiliates to or for Executive’s benefit (other than any amounts payable pursuant to this Exhibit B) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount equal to the lessor of (i) $4,800,000 and (ii) the amount necessary such that after payment by Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) All determinations required to be made under this Exhibit B, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors (the “Auditor”). The Auditor shall provide detailed supporting calculations to both the Company and Executive within 15 business days of the receipt of notice from Executive or the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Auditor shall be paid by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit B, shall be paid by the Company to Executive (or to the Internal Revenue Service or other applicable taxing authority on Executive’s behalf) in a single sum within 5 days of the receipt of the Auditor’s determination, but in no event later than the last day of the calendar year next following the calendar year in which Executive remits the Excise Tax payment. All determinations made by the Auditor shall be binding upon the Company and Executive; provided that following any payment of a Gross-Up Payment to Executive (or to the Internal Revenue Service or other applicable taxing authority on Executive’s behalf), the Company may required Executive to sue for a refund of all or any portion of the Excise Taxes paid on Executive’s behalf, in which event the provisions of paragraph (c) below shall apply. As a result of uncertainty regarding the application of Section 4999 of the Code hereunder, it is possible that the Internal Revenue Service may assert that Excise Taxes are due that were not included in the Auditor’s calculation of the Gross-Up Payments (an “Underpayment”). In the event that the Company exhausts its remedies pursuant to this Exhibit B and Executive thereafter is required to make a payment of any Excise Tax, the Auditor shall determine the amount of the Underpayment that has occurred and any additional Gross-Up Payments that are due as a result thereof shall be paid by the Company to Executive (or to the Internal Revenue Service or other applicable taxing authority on Executive’s behalf) in a single sum promptly following the Auditor’s determination, and in no event later than the last day of the calendar year next following the calendar year in which Executive remits the Excise Tax payment.

(c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Executive receives written notification of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which it gives such notice to the Company) (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall: (i) give the Company all information in his control or possession reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonable request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and ceasing all efforts to contest such claim; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limiting the foregoing provisions of this Exhibit B, the Company shall control all proceedings taken in connection with such contest and, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive for a refund or contest the claim in any permissible manner, Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court or initial jurisdiction and in one or more appellate courts, as the Company shall determine and direct; provided, however that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable thereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. If any Gross-Up Payment is due on Excise Tax or income tax on an advance or imputed income with respect to such advance under this paragraph (c), such Gross-Up Payment shall be paid to Executive in a single sum as soon as determined, but in no event later than the last day of the calendar year next following the calendar year in which Executive remits the income tax or Excise Tax payment.

(d) If, after the Executive’s receipt of an amount advanced by the Company pursuant to this Exhibit B, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive’s receipt of an amount advanced by the Company pursuant to this Exhibit B, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after the Company’s receipt of notice of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of any Gross-Up Payment required to be paid.